Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Barracuda Networks, Inc. and its subsidiaries (hereinafter referred to as “we,” “our,” “us,” “Barracuda” or “the Company” and similar terms unless the context indicates otherwise) and Intronis, Inc. (“Intronis”) after giving effect to Barracuda’s acquisition of Intronis that was completed on October 12, 2015 (the “Acquisition Date”). The unaudited pro forma condensed combined financial information gives effect to our acquisition of Intronis based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of August 31, 2015 is presented as if the acquisition of Intronis had occurred on August 31, 2015. The unaudited pro forma condensed combined statements of operations for the six months ended August 31, 2015 and the year ended February 28, 2015 are presented as if the acquisition had occurred on March 1, 2014. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

As Barracuda has a fiscal year ending on the last day of February and Intronis has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Barracuda as of August 31, 2015 with the historical balances of Intronis as of June 30, 2015, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Barracuda for the fiscal year ended February 28, 2015 and for the six months ended August 31, 2015 with the historical results of Intronis for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015, respectively, plus pro forma adjustments.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates as of the date of this report, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefit that may result from the realization of future cost savings from operating synergies, or any revenue, tax or other synergies between Barracuda and Intronis.

The unaudited pro forma condensed combined financial information is not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in this unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended February 28, 2015, our Quarterly Report on Form 10-Q for the period ended August 31 2015, the historical financial statements of Intronis for the year ended December 31, 2014, and the historical unaudited financial statements of Intronis as of and for the six months ended June 30, 2015 contained in the Current Report on Form 8-K/A to which this exhibit relates.

BARRACUDA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of August 31, 2015

	Historical
	Barracuda Networks, Inc. As of August 31, 2015	Intronis, Inc. As of June 30, 2015	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$173,683	$3,328	$(58,440	) (a)	$118,571
Marketable securities	44,066	—	—		44,066
Accounts receivable, net of allowance for doubtful accounts	43,026	389	—		43,415
Inventories, net	5,579	—	—		5,579
Prepaid income taxes	7,879	—	—		7,879
Deferred costs	31,926	—	—		31,926
Deferred income taxes	152	—	4,602	(b)	4,754
Other current assets	4,615	559	—		5,174

Total current assets	310,926	4,276	(53,838)		261,364
Property and equipment, net	27,787	3,678	—		31,465
Deferred costs, non-current	28,288	—	—		28,288
Deferred income taxes, non-current	384	—	—		384
Other non-current assets	5,128	754	—		5,882
Intangible assets, net	8,748	—	33,670	(c)	42,418
Goodwill	40,063	—	29,883	(d)	69,946

Total assets	$421,324	$8,708	$9,715		$439,747

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$18,530	$723	$—		$19,253
Accrued payroll and related benefits	11,424	—	836	(e)	12,260
Other accrued liabilities	13,003	1,938	7,606	(f)(g)	22,547
Deferred revenue	225,387	714	(129	) (f)	225,972
Deferred income taxes	362	—	—		362
Note payable	259	—	—		259

Total current liabilities	268,965	3,375	8,313		280,653
Long-term liabilities:
Deferred revenue, non-current	164,519	—	—		164,519
Deferred income taxes, non-current	2,250	—	4,602	(b)	6,852
Note payable, non-current	4,251	3,650	(3,650	) (h)	4,251
Other long-term liabilities	7,769	420	(391	) (f)	7,798
Stockholders’ deficit:
Preferred stock	—	22,142	(22,142	) (i)	—
Common stock	53	1	(1	) (i)	53
Shareholder notes receivable	—	(213)	213	(i)	—
Additional paid-in capital	333,316	6,015	(6,015	) (i)	333,316
Accumulated other comprehensive loss	(2,789)	—	—		(2,789)
Accumulated deficit	(357,010)	(26,682)	28,786	(j)	(354,906)

Total stockholders’ deficit	(26,430)	1,263	841		(24,326)

Total liabilities and stockholders’ deficit	$421,324	$8,708	$9,715		$439,747

The accompanying notes are an integral part of this statement.

BARRACUDA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended February 28, 2015

	Historical
	Barracuda Networks, Inc. For the Year Ended February 28, 2015	Intronis, Inc. For the Year Ended December 31, 2014	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(in thousands, except per share data)
Revenue:
Appliance	$83,146	$—	$—		$83,146
Subscription	194,300	18,292	—		212,592

Total revenue	277,446	18,292	—		295,738
Cost of revenue	58,667	4,278	2,421	(c)(k)(l)	65,366

Gross profit	218,779	14,014	(2,421)		230,372
Operating expenses:
Research and development	58,737	5,017	—		63,754
Sales and marketing	125,526	6,872	2,486	(c)(k)	134,884
General and administrative	35,438	3,699	—		39,137

Total operating expenses	219,701	15,588	2,486		237,775

Loss from operations	(922)	(1,574)	(4,907)		(7,403)
Other expense, net	(3,674)	(263)	167	(m)	(3,770)

Loss before income taxes	(4,596)	(1,837)	(4,740)		(11,173)
Provision for income taxes	(62,902)	—	6,410	(n)	(56,492)

Net loss	$(67,498)	$(1,837)	$1,670		$(67,665)

Net loss per share, basic and diluted	$(1.30)				$(1.30)
Weighted-average shares used in computing net loss per share, basic and diluted	51,898				51,898

The accompanying notes are an integral part of this statement.

BARRACUDA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended August 31, 2015

	Historical
	Barracuda Networks, Inc. For the Six Months Ended August 31, 2015	Intronis, Inc. For the Six Months Ended June 30, 2015	Pro Forma Adjustments (See Note 4)		Pro Forma Combined
	(in thousands, except per share data)
Revenue:
Appliance	$45,970	$—	$—		$45,970
Subscription	110,375	10,857	—		121,232

Total revenue	156,345	10,857	—		167,202
Cost of revenue	31,901	2,637	1,143	(c)(k)(l)	35,681

Gross profit	124,444	8,220	(1,143)		131,521
Operating expenses:
Research and development	35,502	2,774	—		38,276
Sales and marketing	68,602	3,784	1,338	(c)(k)	73,724
General and administrative	21,468	2,012	—		23,480

Total operating expenses	125,572	8,570	1,338		135,480

Loss from operations	(1,128)	(350)	(2,481)		(3,959)
Other expense, net	(471)	(233)	199	(m)	(505)

Loss before income taxes	(1,599)	(583)	(2,282)		(4,464)
Provision for income taxes	(4,472)	—	444	(n)	(4,028)

Net loss	$(6,071)	$(583)	$(1,838)		$(8,492)

Net loss per share, basic and diluted	$(0.11)				$(0.16)
Weighted-average shares used in computing net loss per share, basic and diluted	53,133				53,133

The accompanying notes are an integral part of this statement.

BARRACUDA NETWORKS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On October 12, 2015, Barracuda completed its acquisition of Intronis, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 23, 2015, by and among Intronis, Barracuda, Igloo Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Barracuda (the “Merger Sub”), and OpenView General Partner, L.P., as stockholder representative.

Pursuant to the Merger Agreement, the Merger Sub merged with and into Intronis, with Intronis continuing as the surviving corporation and a wholly-owned subsidiary of Barracuda (the “Merger”). The aggregate consideration payable in exchange for all of the outstanding equity interests of Intronis was approximately $65.4 million of cash, subject to certain adjustments set forth in the Merger Agreement (the “Purchase Price”). $7.0 million of the Purchase Price is being held back for potential indemnification obligations of the equityholders of Intronis.

On October 12, 2015, the adjusted aggregate consideration transferred by Barracuda was approximately $58.4 million in cash. Barracuda funded the transaction with cash on hand.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of August 31, 2015 is presented as if the acquisition of Intronis had occurred on August 31, 2015. The unaudited pro forma condensed combined statements of operations for the six months ended August 31, 2015 and the year ended February 28, 2015 are presented as if the acquisition had occurred on March 1, 2014. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

As Barracuda has a fiscal year ending on the last day of February and Intronis has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Barracuda as of August 31, 2015 with the historical balances of Intronis as of June 30, 2015, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Barracuda for the fiscal year ended February 28, 2015 and for the six months ended August 31, 2015 with the historical results of Intronis for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015, respectively, plus pro forma adjustments.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we used our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date which is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement, particularly related to income tax accounting matters. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial information. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Barracuda management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Intronis based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration will differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.

3. Preliminary Purchase Consideration and Related Allocation

The following is a preliminary estimate of consideration transferred to effect the acquisition of Intronis (in thousands):

Purchase consideration:
Cash	$58,440
Holdback amount for indemnification obligations	7,000

$65,440

The following table summarizes the preliminary estimated allocation of the assets acquired and liabilities assumed based on their estimated fair values as if the Merger had occurred on August 31, 2015, which is the assumed acquisition date for the purpose of the unaudited pro forma condensed combined balance sheet, and the related estimated useful lives of the amortizable intangible assets acquired (in thousands, except for estimated useful life):

		Preliminary estimated useful life
Cash	$2,327
Accounts receivable	376
Other current assets	654
Property and equipment	4,203
Other non-current assets	750
Accounts payable	(685)
Accrued expenses	(1,149)
Deferred revenue (current)	(649)
Deferred tax liabilities	(4,046)
Finite-lived intangible assets:
Acquired developed technology	21,500	7 years
Customer relationships	11,870	7 years
Trade name	300	4 years
Goodwill	29,989

	$65,440

We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. The final purchase price allocation is dependent upon the finalization of the valuation of identifiable intangible assets and associated tax effects. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed during the measurement period (up to one year from the acquisition date), will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	To record cash amount paid of $58.4 million for purchase consideration.

(b)	To establish a net deferred tax liability primarily on acquired net operating loss carryforwards and intangible assets arising from the Merger along with an equal and offsetting Barracuda net deferred tax asset, which was previously unbenefited, now supportable with the deferred tax liability arising from the Merger.

(c)	To record preliminary fair values of the intangible assets acquired in connection with the Merger and associated amortization expenses (in thousands, except for estimated useful life):

	Preliminary fair values	Preliminary estimated useful life	Six months amortization based upon preliminary fair values	Annual amortization based upon preliminary fair values
Acquired developed technology (amortization within cost of revenue)	$21,500	7 years	$1,536	$3,071
Customer relationships (amortization within sales and marketing)	11,870	7 years	848	1,696
Trade name (amortization within sales and marketing)	300	4 years	38	75

	$33,670		$2,422	$4,842

(d)	To record preliminary goodwill for purchase consideration in excess of fair value of net assets acquired in connection with the Merger. The pro forma adjustment for goodwill differs from the amount shown in Note 3 as a result of different tangible net asset balances as of August 31, 2015 (the date of the unaudited pro forma condensed combined balance sheet) and the Acquisition Date (in thousands):

To record preliminary goodwill in connection with the Merger	$29,883

(e)	To reclassify accrued payroll and related benefits from other accrued liabilities (in thousands):

To reclassify Intronis’ accrued payroll and related benefits to conform to Barracuda’s presentation	$836

(f)	To record preliminary fair value adjustments to deferred rent (current and non-current) and deferred revenue (in thousands):

	Other accrued liabilities	Deferred revenue	Other long- term liabilities
Fair value adjustments	$(100)	$(129)	$(391)

(g)	To record the purchase consideration holdback amount and to accrue for direct transaction costs incurred by Barracuda and Intronis, offset by the reclassification of accrued payroll and related benefits from other accrued liabilities, the elimination of historical warrant liabilities and interest related to loans not assumed (in thousands):

To record holdback amount for indemnification obligations	$7,000
To accrue for estimated direct transaction costs incurred by Barracuda and Intronis prior to the Acquisition Date	1,942
To reclassify Intronis’ accrued payroll and related benefits to conform to Barracuda’s presentation	(836)
To eliminate historical warrant liabilities	(293)
To eliminate historical employee related liability amounts not assumed by Barracuda	(101)
To eliminate accrued interest related to loans not assumed by Barracuda	(6)

$7,706

(h)	To eliminate Intronis’ historical loan balance not assumed by Barracuda.

(i)	To eliminate Intronis’ historical stockholders’ equity (in thousands):

To eliminate Intronis’ preferred stock	$(22,142)
To eliminate Intronis’ common stock	$(1)
To eliminate Intronis’ shareholder notes receivable	$213
To eliminate Intronis’ additional paid-in capital	$(6,015)

(j)	To record the adjustments to accumulated deficit to reflect the combined equity structure (in thousands):

To eliminate Intronis’ historical accumulated deficit	$26,682
To record estimated direct transaction costs that are not reflected in the historical financial statements presented for Barracuda and Intronis	(1,942)
Tax benefit recorded as a result of the Merger*	4,046

$28,786

*	The tax benefit is due to the release of Barracuda’s valuation allowance based on the August 31, 2015 deferred tax asset balances given that the deferred tax liabilities associated with the acquired intangibles provide a source of future taxable income that supports the recognition of Barracuda’s existing deferred tax assets.

(k)	To reclassify certain Intronis’ cost of revenue and sales and marketing expense categories to conform with Barracuda’s presentation (in thousands):

	Year ended February 28, 2014	Six Months Ended June 30, 2015
Reclassification adjustments:
Cost of revenue	$(715)	$(452)
Sales and marketing	$715	$452

(l)	To adjust historical depreciation expense to conform to Barracuda’s accounting policies (in thousands):

	Year ended February 28, 2014	Six Months Ended June 30, 2015
Cost of revenue	$65	$59

(m)	To eliminate Intronis’ historical fair value adjustment of warrants and historical loan related interest expenses (in thousands):

	Year ended February 28, 2014	Six Months Ended June 30, 2015
To eliminate historical warrant adjustments	$14	$102
To eliminate historical loan related interest expenses	153	97

	$167	$199

(n)	To record pro forma adjustments to reflect benefits from income taxes (in thousands):

	Year ended February 28, 2015	Six Months Ended June 30, 2015
Tax benefit related to the release of a portion of our valuation allowance as a result of the Merger	$5,782	$658
Other pro forma income tax adjustments	628	(214)

	$6,410	$444